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                                                                     EXHIBIT 5.1

                                [STB LETTERHEAD]

                                                                    June 2, 1998

IMS Health Incorporated
200 Nyala Farms
Westport, Connecticut 06880

Ladies and Gentlemen:

    We have acted as counsel to IMS Health Incorporated, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 of the Company (the "Registration Statement"), being filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance of shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") in connection with the Agreement and Plan of Merger, dated as of March 23, 1998 (the "Merger Agreement"), among Cognizant Corporation, a Delaware corporation ("Cognizant"), WAC Inc., a Delaware corporation and a wholly owned subsidiary of Cognizant ("Merger Sub"), and Walsh International Inc., a Delaware corporation ("Walsh"). Subject to (i) the satisfaction or waiver of the conditions set forth in the Merger Agreement and (ii) the record date of the distribution of all the outstanding shares of the Company by Cognizant to the stockholders of Cognizant occurring on a date which is prior to the date of the Merger (as defined below), Merger Sub will be merged with and into Walsh (the "Merger") and each outstanding share of common stock, par value .01 per share, of Walsh will be converted into shares of Common Stock (the "Shares"), all as more fully described in the Registration Statement.

    We have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

    In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicate or certified or conformed copies, and the authenticity of the originals of such latter documents.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when the Shares shall have been issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

    We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing in the Registration Statement under the caption "Legal Opinions."

                                          Very truly yours,

                                          /s/ Simpson Thacher & Bartlett

                                          SIMPSON THACHER & BARTLETT